Exhibit 99.4
AMENDMENT TO THE
ADAMS LABORATORIES, INC.
1999 LONG-TERM INCENTIVE PLAN
     This Amendment to the Adams Laboratories, Inc. 1999 Long-Term Incentive Plan (the “Plan”), is hereby adopted this 14th day of August, 2006, by the Board of Directors of Adams Respiratory Therapeutics, Inc., formerly known as Adams Laboratories, Inc. (the “Company”).
     WHEREAS, the Company adopted the Plan for the purposes set forth therein; and
     WHEREAS, the Board has determined that no further awards will be made under the Plan after July 2005; and
     WHEREAS, pursuant to Article 10 of the Plan, the Board of Directors of the Company has the right to amend the Plan with respect to certain matters; and
     WHEREAS, the Board of Directors has approved and authorized this Amendment to the Plan;
     NOW, THEREFORE, the Plan is hereby amended, effective as of the date hereof, in the following particulars:
     1. By deleting Section 6.2 in its entirety and replacing it with the following:
“6.2 ADJUSTMENTS FOR RECAPITALIZATIONS AND REORGANIZATIONS.
     (a) Mandatory Adjustments. In the event of a nonreciprocal transaction between the Company and its stockholders that causes the per-share value of the Common Stock to change (including, without limitation, any stock dividend, stock split, spin-off, rights offering, or large nonrecurring cash dividend), the share authorization limits under the Plan shall be adjusted proportionately, and the Board shall make such adjustments to the Plan and outstanding Awards as it deems necessary, in its sole discretion, to prevent dilution or enlargement of rights immediately resulting from such transaction. Action by the Board may include: (i) adjustment of the number and kind of shares that may be delivered under the Plan; (ii) adjustment of the number and kind of shares subject to outstanding Awards; (iii) adjustment of the exercise price of outstanding Awards or the measure to be used to determine the amount of the benefit payable on an Award; and (iv) any other adjustments that the Board determines to be equitable. Without limiting the foregoing, in the event of a subdivision of the outstanding Common Stock (stock-split), a declaration of a dividend payable in shares of Common Stock, or a combination or consolidation of the outstanding Common Stock into a lesser number of shares, the share authorization limits under Plan shall automatically be adjusted proportionately, and the shares then subject to each

Award shall automatically, without the necessity for any additional action by the Board, be adjusted proportionately without any change in the aggregate purchase price therefor.
     (b) Discretionary Adjustments. Upon the occurrence or in anticipation of any corporate event or transaction involving the Company (including, without limitation, any merger, reorganization, recapitalization, combination or exchange of shares, or any transaction described in Section 6.2(a), the Board may, in its sole discretion, provide (i) that Awards will be settled in cash rather than Common Stock, (ii) that Awards will become immediately vested and exercisable and will expire after a designated period of time to the extent not then exercised, (iii) that Awards will be assumed by another party to a transaction or otherwise be equitably converted or substituted in connection with such transaction, (iv) that outstanding Awards may be settled by payment in cash or cash equivalents equal to the excess of the Fair Market Value of the underlying Common Stock, as of a specified date associated with the transaction, over the exercise price of the Award, or (v) any combination of the foregoing. The Board’s determination need not be uniform and may be different for different Participants whether or not such Participants are similarly situated.
     (c) General. Any discretionary adjustments made pursuant to this Section 6.2 shall be subject to the provisions of Article 10. To the extent that any adjustments made pursuant to this Section 6.2 cause Incentive Stock Options to cease to qualify as Incentive Stock Options, such Options shall be deemed to be Nonqualified Stock Options.”
     All other provisions of the Plan shall remain the same.
     IN WITNESS WHEREOF, Adams Respiratory Therapeutics, Inc., by a duly authorized officer, has executed this Amendment to the Plan, this 14th day of August 2006.

ADAMS RESPIRATORY THERAPEUTICS, INC.
By:	/s/ David P. Becker